Pricing Supplement No. 6 dated September 19, 2001            Rule 424(b)(3)
(To Prospectus dated June 23, 2000                           File No. 333-33644
and Prospectus Supplement dated June 23, 2000)


                            Colgate-Palmolive Company

                        Medium-term Notes - Floating Rate

                                    Series D

     We are hereby offering to sell Notes having the terms specified below to you with the assistance of Salomon Smith Barney Inc., acting as principal, at a fixed initial public offering price of 100% of the principal amount.


Principal Amount:         $18,200,000                           Trade Date:   September 19, 2001
Issue Price:              100%                                  Original Issue Date: September 27, 2001
Initial Interest Rate:    2.30%                                 Net Proceeds to Colgate:  $18,018,000
Stated Maturity Date:     September 27, 2041                    Agent's Discount or Commission:  $182,000


Base Rate:
         [     ]  Certificate of Deposit Rate
         [     ]  CMT Rate
         [     ]  Commercial Paper Rate
         [     ]  Eleventh District Cost of Funds Rate
         [  X  ]  LIBOR Telerate:  Page 3750 [    ]  LIBOR Reuters
         [     ]  Prime Rate
         [     ]  Treasury Rate
         [     ]  Other (see attached)


Interest Rate Reset Dates: March 27, June 27, September 27 and December 27 of each year, commencing on December 27, 2001.
Interest Rate Reset Period:  Quarterly
Interest Payment Dates: March 27, June 27, September 27 and December 27 of each year, commencing on December 27, 2001.
Index Maturity:  3 month
Index Currency:  US Dollars
Spread (+/-):  -.30%
Spread Multiplier: N/A
Maximum Interest Rate:  N/A
Minimum Interest Rate:   N/A

Day Count Convention:

         [     ]  30/360 for the period from ________ to ________
         [  X  ]  Actual / 360 for the period from September 27, 2001 to September 27, 2041.
         [     ]  Actual / Actual for the period from         to
                                                      -------    ------

Redemption:                The Notes may be redeemed at the option of Colgate prior to the stated maturity date.
                           See "Other Provisions - Optional Redemption" below.


Optional Repayment:        The Notes may be repaid at the option of the holders prior to the stated maturity date.
                           See "Other Provisions - Optional Repayment" below.

Currency:

         Specified Currency:      US Dollars
         Minimum Denomination:    $1,000

Original Issue Discount: [   ]      [ X ]   No

         Total amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:        [ X ]    Book-entry    [   ]   Certificated


[ X ]     Other provisions:

Optional Redemption:       Colgate may at its option elect to redeem the Notes, in whole or in part, in increments of
                           $1,000 or any multiple of $1,000, upon not less than 30 nor more than 60 days' prior written notice to the holders, on September 27, 2031 or on any business day thereafter at the following redemption prices corresponding to the periods set forth below (expressed as a percentage of the principal amount of the Notes), together with any accrued interest to the redemption date:


                                      If Redeemed During
                              the 12-Month Period Commencing on:                Redemption Price
                              ---------------------------------                 ----------------

                                      September 27, 2031                             105.00%

                                      September 27, 2032                             104.50

                                      September 27, 2033                             104.00

                                      September 27, 2034                             103.50

                                      September 27, 2035                             103.00

                                      September 27, 2036                             102.50

                                      September 27, 2037                             102.00

                                      September 27, 2038                             101.50

                                      September 27, 2039                             100.00

                                      September 27, 2040                             100.50


Optional Repayment:        Notwithstanding anything to the contrary contained in the Prospectus Supplement dated June 23, 2000, the holders of the Notes may elect to cause Colgate to repurchase the
                           Notes, in whole or in part, in increments of $1,000 or any multiple of $1,000, upon not less than 30 nor more than 60 days' prior written notice to Colgate, on September 27 of each of the years set forth below, at the amounts corresponding to the years set forth below
                           (expressed as a percentage of the principal amount of the Notes), together with any accrued interest to the repayment date:


                                                           2


                                        Repayment Date                          Repayment Price
                                        --------------                          ----------------

                                      September 27, 2011                               99.00%

                                      September 27, 2014                               99.25

                                      September 27, 2017                               99.50

                                      September 27, 2020                               99.75

                                      September 27, 2023                              100.00

                                      September 27, 2026                              100.00

                                      September 27, 2029                              100.00

                                      September 27, 2032                              100.00

                                      September 27, 2035                              100.00

                                      September 27, 2038                              100.00


Use of Proceeds:
---------------

The net proceeds from the sale of the Notes will be used by Colgate to retire commercial paper which was issued by Colgate for general corporate purposes and working capital. As of September 19, 2001, Colgate's outstanding commercial paper had a weighted average interest rate of 3.68% with maturities ranging from 1 day to 57 days.

United States Federal Income Taxation:
-------------------------------------

As noted in the Prospectus Supplement dated June 23, 2000, the Treasury Department has issued new final regulations which generally attempt to unify certification standards and modify reliance standards with respect to withholding tax on income paid to foreign persons and backup withholding. In particular, these regulations replaced the former IRS Form W-8 and Form 1001 with revised IRS Form W-8BEN, and replaced former IRS Form 4224 with Form W-8ECI. Holders of Notes should consult their own tax advisors with respect to the appropriate form to be filed with us.


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